Leatt Corp Financial Results for the Second Quarter and First Half 2016

CAPE TOWN, South Africa, August 12, 2016 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the second quarter and six months ended June 30, 2016. Leatt Corporation develops and markets protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports. All financial numbers are in U.S. dollars.

For the three months ended June 30, 2016, revenues were $3.7 million, with a net loss of $11,456, or $0.00 per share, as compared to revenues of $5.2 million, with net income of $423,937, or $0.08 per share, for the 2015 second quarter. For the six months ended June 30, 2016, revenues were $8.5 million, with a net income of $101,524, or $0.02 per share, as compared to revenues of $9.2 million, with net income of $478,042, or $0.09 per share, for the 2015 second quarter.

“The second quarter of 2016 continued to be difficult for companies providing consumer products around the world because of the strength of the US dollar,” said CEO Sean Macdonald. For a non-U.S. consumer, this has meant up to a 20 percent price hike for products that are priced and invoiced in U.S. dollars.

“We expect to build on our areas of strength despite otherwise disappointing results for the first half of the year. We are still experiencing overall sales growth in the geographic U.S., which has not been impacted by the currency turmoil in other markets, and our new helmet line continues to be enthusiastically received by the global market. The U.S. market is the world’s single largest geographic market, and the helmet market is one of the largest product categories in sports safety equipment. So we are expanding our U.S. and helmet sales marketing teams, with the addition of key managers and marketers to both areas. We are also continually working on refining our brand and marketing message to our consumers across all our markets, especially in the bicycle market. We are focused on the development of the Leatt brand to support our growing range of product categories and foster our continued growth.

Macdonald continued, “In the coming third quarter we expect to ship our 2017 range of products, which includes new product categories that are required for riders to participate in the sports that they love. The new 2017 range has been presented to, and well received by, our international distributors at conferences in Europe and Asia and we look forward to shipping these products to distributors, dealers and consumers globally. In light of these efforts, we believe that the 2016 third and fourth quarters will mark a recovery for us, and that the results will be more positive, though possibly not strong enough to cancel out the negatives of the first six months.”

Founder and Chairman, Dr. Christopher Leatt, added, “We have been particularly pleased with the success of our new helmets in the market place. They have had excellent reviews from the trade press and are recording growing demand from our customers. As such, we expect that the range of our helmet designs for specific sports will continue to expand. Our engineers and designers have created an impressive portfolio of new products and we are working on designing products for new categories and much larger markets. We are also working on developing and fine tuning our successful knee brace range for wider market applications, including medical rehabilitation.”

Mr. Macdonald went on to say that helmet sales, including the GPX 5.5 Composite helmet, the GPX 6.5 Carbon helmet, the DBX 6.0 Carbon helmet and the DBX 5.0 Composite helmets, accounted for 10 percent of revenues in the second quarter.

“Our body armor and neck brace sales continue to be negatively impacted by the strengthening of the U.S. dollar against the local currencies of our customers,” remarked Macdonald, “But we believe that our ongoing efforts will return improved results for the third and fourth quarters.”

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At June 30, 2016, the Company had cash and cash equivalents of $1 million and there was no long term debt.

Business Outlook

“As we work through the rest of 2016 and into 2017, we see trend lines improving,” Macdonald said. “We are expecting a more positive 2017, due to further expansion of our helmet business, continued focus on marketing the Leatt brand in new markets, and the addition our new product categories. We are also continuing our efforts to engineer new products for all forms of high-velocity sports and to expand our dealer network and B2B portal. These developments are consistent with our long-range plan to grow the Company, diversify our product line, and strengthen our market position. This is a very busy and important time for Leatt.”

“Despite headwinds from currency volatility in international markets, our engineers and designers have put together a pipeline of superlative innovations that we expect will power us into larger consumer markets and into completely new categories that are required in order for riders to be out on the road, track or mountain and that will help to reinforce the Leatt brand. We have never been more excited about our prospects.”

Conference Call:

The Company will host a conference call at 10:00 am ET on Friday, August 12, 2016, to discuss the 2016 second quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-888-348-8777 (U.S.A) or +1-412-902-4245 (international) to access the call.

Audio Webcast:

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-877-870-5176 (U.S.A) or +1-858-384-5517 (international) and using passcode 10091342.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corporation:

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company will continue to benefit from market acceptance of its helmets and other new branded products and that its innovative products will gain acceptance in much larger markets; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its strategy to diversify and extend its product line into new sports and markets.; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald

Chief Executive Officer
Sean.Macdonald@leatt.com
+ (27) 21 557 7257

DresnerAllenCaron

Michael Mason (Investors)
mmason@dresnerallencaron.com
(212) 691-8087

Len Hall (Media)
lhall@dresnerallencaron.com
(949) 474-4300

-- Financial Tables Follow--

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2016	December 31, 2015
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$1,000,759	$1,054,750
Short-term investments	58,184	58,172
Accounts receivable	2,078,095	2,901,699
Inventory	3,963,139	4,241,140
Payments in advance	606,536	208,030
Prepaid expenses and other current assets	707,660	1,070,774
Total current assets	8,414,373	9,534,565

Property and equipment, net	1,170,527	1,313,325
Deferred tax asset	115,000	115,000

Other Assets
Other receivables	30,000	90,000
Deposits	16,713	16,493
Intangible assets	62,851	61,273
Total other assets	109,564	167,766

Total Assets	$9,809,464	$11,130,656

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,505,751	$2,560,980
Income taxes payable	251,349	384,950
Short term loan, net of finance charges	271,625	658,639
Total current liabilities	2,028,725	3,604,569

Deferred tax liabilities	73,000	73,000

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,270,592 and 5,231,823 shares issued and outstanding	130,053	130,040
Additional paid - in capital	7,467,978	7,346,782
Accumulated other comprehensive loss	(678,113)	(710,032)
Retained earnings	784,821	683,297
Total stockholders' equity	7,707,739	7,453,087

Total Liabilities and Stockholders' Equity	$9,809,464	$11,130,656

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$3,693,915	$5,193,056	$8,521,407	$9,214,511

Cost of Revenues	1,710,012	2,361,827	4,023,669	4,206,022

Gross Profit	1,983,903	2,831,229	4,497,738	5,008,489

Product Royalty Income	39,649	20,668	53,531	72,201

Operating Expenses
Salaries and wages	523,912	542,467	1,205,214	1,148,645
Commissions and consulting expenses	133,921	151,468	299,992	337,376
Professional fees	70,659	246,392	252,318	461,165
Advertising and marketing	352,801	363,313	714,394	624,755
Office rent and expenses	62,962	62,543	127,152	123,051
Research and development costs	338,244	293,666	681,059	586,383
Bad debt expense (recovery)	(25,384)	19,461	(22,557)	19,461
General and administrative expenses	514,852	489,116	961,798	914,332
Depreciation	106,481	91,473	210,998	184,276
Total operating expenses	2,078,448	2,259,899	4,430,368	4,399,444

Income (Loss) from Operations	(54,896)	591,998	120,901	681,246

Other Income
Interest and other income, net	70,750	7,539	68,809	7,981
Total other income	70,750	7,539	68,809	7,981

Income Before Income Taxes	15,854	599,537	189,710	689,227

Income Taxes	27,310	175,600	88,186	211,185

Net Income (Loss) Available to Common Shareholders	$(11,456)	$423,937	$101,524	$478,042

Net Income (Loss) per Common Share
Basic	$-	$0.08	$0.02	$0.09
Diluted	$-	$0.08	$0.02	$0.09

Weighted Average Number of Common Shares Outstanding
Basic	5,270,592	5,201,663	5,251,932	5,201,143
Diluted	5,508,380	5,476,017	5,489,720	5,475,497

Comprehensive Income (Loss)
Net Income (Loss)	$(11,456)	$423,937	$101,524	$478,042
Other comprehensive income (loss), net of $0 and $0 deferred income taxes in 2016 and 2015
Foreign Currency Translation	8870	(40,422)	31,919	(86,891)
Total Comprehensive Incomee (Loss)	$(2,586)	$383,515	$133,443	$391,151